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EXHIBIT 99.2 - FORM OF INFORMATION AGENT AGREEMENT BETWEEN SMART & FINAL INC.
AND CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                         [LETTERHEAD OF SMART & FINAL]



[Date _________, 1999]



ChaseMellon Shareholder Services LLP
450 West 33rd Street, 14th Floor
New York, New York 10001

Attention:   Declan Denehan


This letter of agreement ("Services Agreement") sets forth the terms and conditions by which ChaseMellon Shareholder Services LLP ("ChaseMellon") shall provide to Smart & Final Inc. ("Company") certain shareholder information agent services (the "Services") with respect to the Company's proposed Equity Rights Offering (the "Offering").

This Services Agreement is for separate services than those described in a related Subscription Agent Agreement executed (or proposed to be executed) between the Company and ChaseMellon.

The Services
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     (i)    Assist in the coordination of all printing activities and if deemed appropriate, advertisement placement.

     (ii) Establishing contacts with brokers, dealers, banks and other nominees on your behalf.

     (iii)  Determining the material requirements.

     (iv)   Assistance with drafting and reviewing documents.

     (v) Facilitate the distribution of materials to the beneficial owners of Smart & Final Inc.'s common stock and to other interested parties.

     (vi) Establishing a toll-free, dedicated telephone line to answer any shareholder inquiries.

     (vii)  Status reporting to Company management.

     (viii) Payment of all broker forwarding invoices, subject to collection from you of monies for this purpose.


Fee for the Services
--------------------

The fee for performing the Services shall be $5,000.00, plus $3.50 per shareholder telephone call, plus all reasonable out-of pocket expense incurred by ChaseMellon, including, without limitation, documentation preparation, telephone, Bank/Broker listings, and postage costs. The basic fee of $5,000.00 shall be payable upon the execution of this Services Agreement. Invoices for out-of-pocket expenses shall be rendered monthly as incurred and shall be payable within ten days of receipt. ChaseMellon's services shall commence upon receipt of a signed copy of this Services Agreement and expire thirty days after the

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expiration of the Rights Offering or July 31, 1999, whichever is sooner, unless extended in writing by mutual agreement of the parties

Responsibility
--------------

The Company agrees to indemnify and hold ChaseMellon, its directors, officers, employees, agents harmless from and against any and all claims, liabilities, losses, damages and/or expenses, including reasonable attorneys' fees, which any of them shall or may incur or sustain in connection with the performance of the services or this Services Agreement, except to the extent caused directly by ChaseMellon's negligence or willful misconduct. This indemnification obligation shall survive the termination of this Services Agreement.

Anything in this Services Agreement to the contrary notwithstanding, in no event shall ChaseMellon be liable for special, indirect or consequential loss or damage of any kind whatsoever, even if ChaseMellon has been advised of the likelihood of such loss or damage and regardless of the form of action.

Miscellaneous
-------------

This Services Agreement shall be made in, governed by, and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

All information due to the Company from ChaseMellon shall be sent to the Company's address as above written or such other address as the Company may advise us in writing, or orally provided with prompt confirmation in writing.

This Services Agreement represents the entire understanding of the parties with respect to the subject matter hereof, superseded any and all prior understandings, oral or written, relating hereto and may not be charged orally. Any waiver or change of any of the provisions hereof must be in writing and signed by the parties hereto. The failure of either party hereto at any time to require performance by the other party of any provision hereof shall not affect the right of such party to require performance at any time thereafter.

If the foregoing terms and conditions are acceptable to ChaseMellon, please sign and return to us the counterpart of this Services Agreement.

                              Very truly yours,

                              SMART & FINAL INC.

                              By:
                                  ----------------------------------------
                              Name:
                                    --------------------------------------
                              Title:
                                     -------------------------------------



Accepted as of the date first written above:

CHASE MELLON SHAREHOLDER SERVICES LLP

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By:
    ----------------------------------------
Name:
      --------------------------------------
Title:
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